Exhibit 10.4

Executive Employment Agreement

ARIAD Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Hugh M. Cole (the “Employee”) enter into the following Executive Employment Agreement as of the 28th day of February 2014 (hereafter, the “Agreement”).

WHEREAS, the Company wishes to offer the Employee employment according to the following terms and conditions;

WHEREAS, the Employee wishes to accept employment with the Company on such terms;

WHEREAS, the parties mutually intend that this Agreement shall be the sole agreement between them concerning the Company’s employment of the Employee and the terms and conditions of such employment;

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Employment, Duties and Acceptance.

1.1 The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company, and to perform such duties, as the Chief Executive Officer of the Company shall reasonably direct Employee to perform. The Employee’s initial title shall be Senior Vice President and Chief Business Officer, and he initially shall report to the Company’s Chief Executive Officer, unless and until the Chief Executive Officer shall change such title or reporting relationship, in his sole discretion.

1.2 The Employee hereby accepts such employment and agrees to render the services described above.

1.3 The principal place of employment of the Employee hereunder shall be in the greater Boston, Massachusetts area, or other locations reasonably acceptable to the Employee. The Employee acknowledges that, for limited periods of time, Employee may be required to provide services to the Company outside of the Boston, Massachusetts area.

1.4 Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee may (a) have an academic appointment and (b) participate in professional activities (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Employee’s duties to the Company.

1.5 The Employee represents and affirms that, as of the Effective Date, Employee does not have any other contractual obligations to any other person or entity that would prohibit or limit Employee’s employment with the Company or that would conflict with the terms of this Agreement, except for the duty not to use or disclose another entity’s confidential information without authorization. Employee further acknowledges that the Company instructs Employee not to bring to ARIAD, use or disclose in the course of Employee’s employment any confidential information belonging to another person or entity, without that person or entity’s express authorization.

2. Term of Employment.

The term of the Employee’s employment under this Agreement (the “Term”) shall commence on or before March 25, 2014 (the “Effective Date”), as mutually agreed upon by the parties, and shall end on December 31, 2016, unless sooner terminated pursuant to Section 4 or 5 of this Agreement; provided, however, that this Agreement shall automatically be renewed for successive one-year terms (the Term and, if the period of employment is so renewed, such additional period(s) of employment are collectively referred to herein as the “Term”), unless one or more of the parties gives written notice to the other at least ninety (90) days prior to the end of the applicable Term that it does not intend to renew the Term (a “Notice of Non-Renewal”), in which case the employment will end and the Term shall expire, without further action by either party, at the end of the day that is immediately before the next anniversary of the Effective Date.

3. Compensation.

3.1 As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, a base salary at the fixed rate of $390,000 per annum, and increased each year, by amounts, if any, to be determined by the Compensation Committee of the Board of Directors of the Company (the “Board”), in its sole discretion, payable in equal biweekly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.

3.2 Each year, Employee shall be eligible to receive a discretionary bonus. The target for such discretionary bonus shall be forty-five (45) percent of Employee’s base salary, but the Company may elect to pay a greater or lesser bonus, in its sole discretion, which shall be determined annually by the Board. Factors that may be considered by the Board in determining bonus eligibility and the size of a bonus awarded, if any, include the Employee’s level of performance, the Company’s achievement of its business goals, and special contributions that the Employee may have made during the year under consideration. The bonus, if any, may be paid in the form of stock options, restricted stock, restricted stock units, performance shares, deferred compensation or cash, as determined by the Board. In the event of any conflict between any equity-based or other compensation plan documents and this Agreement, the terms of this Agreement shall control.

3.3 Subject to the approval of the Compensation Committee of the Board, the Company shall grant the Employee an option to purchase 100,000 shares of the Company’s Common Stock at the fair market value on the date of approval by the Compensation Committee. The Employee agrees that all such options shall be subject to a four-year vesting schedule, vesting in equal increments of 25% on each anniversary of their issuance. Any unvested options shall be forfeited to the Company in the event (i) the Company terminates this Agreement for Cause pursuant to Section 4(c) herein, or (ii) either party elects not to renew this Agreement pursuant to Section 2 herein.

3.4 Subject to the approval of the Compensation Committee of the Board, the Company shall grant the Employee 25,000 ARIAD restricted stock units on the date of the Board’s approval of the grant. The Employee agrees that all such restricted stock units shall be subject to a period of restriction as to transfer and to repurchase by the Company with respect to 50% of such grant until the first anniversary of the date of grant and the remaining 50% of such grant until the second anniversary of the date of grant, and the underlying shares of the Company’s Common Stock shall be issued upon the lapsing of such periods of restriction. Unvested restricted stock units shall be forfeited to the Company in the event (i) the Company terminates this Agreement for Cause pursuant to
Section 4(c) herein, or (ii) either party elects not to renew this Agreement pursuant to Section 2 herein.

3.5 Subject to the approval of the Compensation Committee of the Board, the Company shall grant the Employee an additional 20,000 ARIAD restricted stock units on the date of the Board’s approval of the grant. The Employee agrees that all such restricted stock units shall be subject to a period of restriction as to transfer and to repurchase by the Company with respect to 33.33% of such grant until the first anniversary of the date of grant, the next 33.33% of such grant until the second anniversary of the date of grant, and the remaining 33.33% of such grant until the third anniversary of the date of grant, and the underlying shares of the Company’s Common Stock shall be issued upon the lapsing of such periods of restriction. Unvested restricted stock units shall be forfeited to the Company in the event (i) the Company terminates this Agreement for Cause pursuant to Section 4(c) herein, or (ii) either party elects not to renew this Agreement pursuant to Section 2 herein.

3.6 Subject to the approval of the Compensation Committee of the Board, the Company shall grant the Employee 30,000 Performance Share Units, according to the terms and conditions in the Performance Share Units summary that is attached as Exhibit A to this Agreement.

3.7 The Employee shall be eligible under any incentive plan, stock-based compensation plan, bonus, deferred or extra compensation plan, pension, group health, disability, long-term care, and life insurance or other so-called “fringe” benefits, which the Company provides for its executives at the comparable level. All stock awards, stock options, restricted stock, restricted stock units, performance shares or bonuses in the form of deferred compensation granted to the Employee by the Company prior to the Effective Date or in the future shall be subject to vesting schedules, which shall be determined by the Compensation Committee of the Board. All stock awards, stock options, restricted stock, restricted stock units, or performance shares granted to the Employee shall also be subject to the terms of the Company’s equity-based or other compensation plan documents under which such grants were made and any certificates issued to the Employee in association with such grants. Any unvested stock awards, stock options, restricted stock, restricted stock units, performance shares or unvested portions of past bonuses in the form of deferred compensation shall be forfeited to the Company in the event (a) this Agreement is terminated by the Company for Cause pursuant to Section 4(c) herein, or (b) either party elects not to renew this Agreement pursuant to Section 2 herein. This forfeiture provision shall apply to stock awards, stock options, restricted stock, restricted stock units or performance shares and bonuses in the form of deferred compensation that have been awarded prior to or concurrent with the Effective Date of this Agreement, as well as those that may be awarded in the future.

4. Termination by the Company.

The Company may terminate this Agreement, if any one or more of the following shall occur:

(a) The Employee shall die during the Term; provided, however, the Employee’s legal representatives shall be entitled to receive the compensation provided for hereunder to the last day of the month in which Employee’s death occurs.

(b) The Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for (i) a period of one-hundred eighty (180) consecutive days, or (ii) for shorter periods aggregating one-hundred eighty (180) days during any twelve (12) month period.

(c) The Employee acts, or fails to act, in a manner that provides Cause for termination, as determined in the sole discretion of the Chief Executive Officer of the Company. For purposes of this Agreement, the term “Cause” means (i) the failure by the Employee to perform any of Employee’s material duties hereunder, (ii) the conviction of the Employee of any felony, (iii) the commission of any crime relating to Employee’s employment with the Company, (iv) violation of any federal, state or local law, or administrative regulation related to the business of the Company, (v) conduct that could result in publicity reflecting unfavorably on the Company, (vi) unprofessional conduct inconsistent with the Employee’s position in the Company, (vii) failure to comply with the written policies of the Company, or (viii) a material breach of the terms of this Agreement by the

Employee (including, without limitation, actions taken by the Employee which create a conflict of interest for Employee between the Company or any of its Affiliates and a competitor). If the conduct constituting Cause hereunder is susceptible to cure, the Company shall provide the Employee written notice of termination pursuant to this Section 4, and Employee shall have thirty (30) days to cure or remedy such failure or breach, in which case this Agreement shall not be terminated. If the conduct is not susceptible to cure as determined by the Chief Executive Officer of the Company in his or her sole discretion, this Agreement shall terminate upon written notice by the Company.

(d) The Company elects to terminate the Employee’s employment and this Agreement in circumstances not constituting Cause (as defined above), in which case the Company is not required to provide advance notice, but the Employee may be eligible for salary continuation payments and other benefits under Section 6.1 or Section 6.2 below.

5. Termination by the Employee.

5.1 The Employee may terminate this Agreement, within ninety (90) days of the initial occurrence of any one or more of the following:

(a) a material breach of the terms of this Agreement by the Company and such breach continues for thirty (30) days after the Employee gives the Company written notice of such breach and an opportunity to cure it;

(b) the Company shall make a general assignment for benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection 5(b);

(c) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company’s debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and remain undismissed or unstayed for a period of thirty (30) days;

(d) a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily; or,

(e) a Change in Control as defined in Section 15.

6. Severance.

6.1 If (i) the Company terminates this Agreement during the Term without Cause or (ii) the Employee terminates this Agreement during the Term pursuant to Section 5.1(a), then: (1) except in the case of death or disability, the Company shall continue to pay Employee his then-current salary for the period of twelve (12) months following the effective date of such termination; (2) the unvested portions of all stock awards, stock options, restricted stock or restricted stock units and bonuses in the form of deferred compensation that would have vested during the Term shall vest upon the effective date of such termination; and (3) the Company shall continue to provide Employee coverage under the Company’s group health insurance plan at the Company’s expense for up to one year following the effective date of such termination, provided Employee makes an effective COBRA election regarding group health insurance. Except as otherwise required under Section 14.2, salary continuation payments referenced in Sections 6.1(i)(1) and 6.1(ii)(1) above shall begin on the first regular pay date following Employee’s separation from service. The Employee will not be eligible for any payments or benefits under this Section 6.1 if Employee is eligible to receive payments and benefits under the following Section 6.2.

6.2 In the event of a consummation of a Change in Control of the Company, and if, upon such occurrence or within the period of one (1) year following such occurrence (and within the then current Term), the Company terminates the Employee’s employment during the Term without Cause or the Employee resigns during the Term for “Good Reason” (as defined herein) and the Employee executes a separation agreement and release of claims in the Company’s standard form, then, subject to compliance with Section 10 below, (i) all stock awards, stock options, restricted stock, restricted stock units or performance shares granted to the Employee and past bonuses in the form of deferred compensation granted to the Employee shall immediately vest and remain fully exercisable through their original term with all rights; (ii) the Company shall continue to pay the Employee his then-current base salary for twenty-four (24) months; and (iii) if the Employee makes an effective COBRA election regarding group health insurance, then the Company shall continue to provide the Employee with coverage under the Company’s group health plan at the Company’s expense for a period of eighteen (18) months following Employee’s separation from the Company. Except as otherwise required under Section 14.2, salary continuation payments referenced in Section 6.2(ii) above shall begin on the first regular pay date following the effective date of the separation agreement between Employee and the Company. Finally, the payments and benefits described in this Section 6.2 shall not be available if Employee’s employment terminates due to death or disability during the Term and within one-year period following a Change of Control.

6.3 If Employee receives any form of compensation for Employee’s provision of services (whether as employee, consultant, contractor or otherwise) during the severance period described in Section 6.1 above, such compensation shall be offset against the severance owed to Employee by the Company. More specifically, if the Employee’s compensation from post-separation services is less than the severance owed by the Company, then the Company will pay the difference between the two amounts to the Employee. If the Employee’s compensation from post-separation services is equal to or greater than the severance owed by the Company, then the Company’s obligation to pay severance to the Employee will end. Employee agrees to inform the Company immediately if Employee enters into any agreement to provide services to another person or entity in exchange for any form of compensation during the severance period stated in Section 6.1 above. Finally, irrespective of Employee’s provision of post-separation services, the Company’s obligation to provide paid COBRA health insurance coverage will continue for the stated period unless Employee materially breaches this Agreement or withdraws from the Company’s plan during the stated period.

6.4 The Employee shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or an affiliate (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Employee shall exceed the net after-tax benefit that would be received by the Employee if no such reduction was made. For purposes of this Section 6.4:

(a) The “net after-tax benefit” shall mean (i) the Payments which the Employee receives or is then entitled to receive from the Company or its affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Employee with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b) All determinations under this Section 6.4 will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to the Change in Control

(the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 6.4 and detailed supporting calculations to both the Employee and the Company as soon as reasonably practicable.

(c) If the 280G Firm determines that one or more reductions are required under Section 6.4, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Employee. The 280G Firm shall make reductions required under this Section 6.4 in a manner that maximizes the net after-tax amount payable to the Employee.

(d) As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 6.4, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Employee (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Employee must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Employee and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Employee.

(e) The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6.4.

7. Other Benefits.

In addition to other benefits contained herein, the Employee shall be entitled to the following while Employee is employed with the Company:

(a) Paid time-off of at least five (5) weeks per year taken in accordance with the paid time-off policy of the Company in effect at the time.

(b) The Company shall provide the Employee with an automobile allowance of $1,000 per month and standard tax preparation and planning services.

8. Confidentiality.

8.1 The Employee acknowledges that, during the course of performing Employee’s services hereunder, the Company shall be disclosing information to the Employee related to the Company’s business, Inventions, projects and business plans, as well as other information (collectively, “Confidential Information”). The Employee acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

8.2 The Employee agrees that the Confidential Information only shall be used by the Employee in connection with Employee’s activities hereunder as an employee of the Company, and shall not be used in any way that is detrimental to the Company.

8.3 The Employee agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Employee shall treat all such information as confidential and proprietary property of the Company.

8.4 The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (b) was within the Employee’s possession prior to being furnished to such Employee, (c) becomes available to the Employee on a nonconfidential basis or (d) was independently developed by the Employee without reference to the information provided by the Company.

8.5 The Employee may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Employee shall give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

8.6 Upon termination of this Agreement, the Employee shall promptly return to the Company all materials containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Employee or produced by the Employee in connection with services rendered hereunder. Notwithstanding such return or any of the provisions of this Agreement, the Employee shall continue to be bound by the terms of the confidentiality provisions contained in this Section 8 for a period of three (3) years after the termination of this Agreement.

8.7 In connection with Employee’s employment by the Company, the Employee hereby acknowledges that Employee may enter into more than one agreement with regard to (a) the confidentiality of certain books, records, documents and business, (b) rights to certain inventions, proprietary information, and writings, (c) publication of certain materials, and (d) other related matters (the “Confidential Matters”) of the Company (the “Confidentiality Agreements”). In order to clarify any potential conflicts between certain respective provisions of such Confidentiality Agreements, the Employee and the Company hereby agree that, as among such Confidentiality Agreements, the provision (or part thereof) in any such Confidentiality Agreement that affords the greatest protection to the Company with respect to the Confidential Matters shall control.

9. Inventions Discovered by the Employee While Performing Services Hereunder. During the Term, the Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, “Inventions”) made, conceived or first reduced to practice by the Employee, either alone or jointly with others, while performing service hereunder. The Employee hereby assigns to the Company all of his right, title and interest in and to any such Inventions. During and after the Term, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. The Employee hereby irrevocably designates the Chief Intellectual Property Officer of the

Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this paragraph. This Section 9 shall survive the termination of this Agreement.

10. Non-Competition and Non-Solicitation.

During the Term and for a period of one year following the date of termination of Employee’s employment with the Company and/or the termination of this Agreement, for any reason and whether voluntary or involuntary: (a) the Employee shall not in the United States or in any country in which the Company shall then be doing business, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business that is competitive with the business of the Company or of any of its subsidiaries or affiliates of which the Employee may become an employee or officer during the Term; Employee shall not engage in such business on Employee’s own account; and Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 10 shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock of any public corporation; (b) neither the Employee nor any Affiliate of the Employee shall solicit or utilize, or assist any person in any way to solicit or utilize, the services, directly or indirectly, of any of the Company’s directors, key advisors, officers or employees (collectively, “Associates of the Company”). This non-solicitation and non-utilization provision shall not apply to Associates of the Company who have previously terminated their relationship with the Company. The above covenants will apply to the Employee, regardless of the circumstances under which the employment ends or this Agreement is terminated.

10.1 If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 10, the Company shall have the following rights and remedies:

10.1.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company; and

10.1.2 The right and remedy immediately to cease providing the salary continuation payments and other benefits under Sections 6.1 and 6.2 of this Agreement and to require the Employee to repay to the Company any such payments and benefits that already have been provided as of the time the Company learns of Employee’s breach of this Section 10.

10.1.3 The right and remedy and to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Employee hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

10.2 If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

10.3 If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10.4 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8, 9 and 10 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

10.5 The covenants in Sections 8, 9, and 10 are conditions of Employee’s continued employment with the Company, and they are not tied to Employee’s performance of any particular position, role or job; therefore, the covenants in Sections 8, 9, and 10 shall survive any change in Employee’s position, title, compensation, benefits, role, or responsibilities and shall remain in full force and effect following any such change. By continuing in the Company’s employ, Employee continually re-affirms the intention to be bound by these ongoing covenants.

11. Indemnification.

The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, subject to its availability upon reasonable terms (which determination shall be made by the Board) at its expense, directors and officers insurance for the Employee in reasonable amounts. The Board shall make, in its sole discretion, determination with respect to (a) the availability of insurance upon reasonable terms and (b) the amount of such insurance coverage.

12. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by prepaid telegram (confirmed delivery by the telegram service), private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested), or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139

Attention: Chief Executive Officer

Telephone: (617) 494-0400

Fax: (617) 494-1828

If to the Employee:

Mr. Hugh M. Cole

7 Parkwood Drive

Milton, MA 02186

E-mail: hughcole@comcast.net

Telephone: 781- 985-9035

13. General.

13.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts.

13.2 The parties agree that any action, claim, or other proceeding involving any dispute between them shall be resolved by a judge alone in a bench trial, and both parties expressly waive their right to a trial by a jury of any such action, claim, or proceeding.

13.3 The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.4 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. Neither Party has made any representation, promise or inducement that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

13.5 This Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee or the Company; provided, however, the Company may assign this Agreement to an Affiliate or a successor-in interest.

13.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. In order to be effective, any such modification or amendment must be signed by the Company’s Chief Executive Officer; Employee acknowledges that no other officer, employee, Director or representative is authorized to modify or amend the terms of this Agreement. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14. Section 409A.

14.1 Notwithstanding any other provision to the contrary, the parties agree that amounts payable under the Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code (“Section 409A”) consistent with the intentions set forth in this Section 14.

14.2 Salary continuation payments that may become payable under either Section 6.1 or Section 6.2 are intended to be exempt from Section 409A to the maximum extent permitted under (a) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (to the extent of such payments made from the date of termination of employment or termination of the Agreement, as the case may be, through March 14th of the calendar year following such separation) and (b) the “separation pay due to involuntary separation from service” rule set forth in Section l.409A-1(b)(9)(iii) of the Treasury Regulations (to the extent that such payments made after said March 14th). For purposes of the Agreement, each payable and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

14.3 Continued employer paid COBRA benefits described in Section 6.1 and 6.2 are intended to be exempt from Section 409A under either the welfare benefits exception set forth in Section 1.409A-1(a)(5) of the Treasury Regulations (if COBRA premium payments are not taxable to the Employee) or the limited payments exception set forth in Section 1.409A-1(b)(9)(v)(D) of the Treasury Regulations (if COBRA premium payments are taxable to the Employee).

14.4 All expenses or other reimbursements as provided under the Agreement shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee. No reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

14.5 If the Employee is considered by the Company to be a “specified employee” (within the meaning of Section 409A) upon separation from service and any payment or the provision of any benefit under the Agreement or otherwise that is payable upon separation from service is determined to be nonqualified deferred compensation subject to Section 409A after giving full effect to the intentions set forth in this Section 14, then any such payment or benefit shall not commence until the earlier of (i) the first payroll period commencing during the seventh month immediately following the date of such separation from service, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed hereunder (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

14.6 All payments and benefits that are payable upon a termination of the Agreement (including Section 6.1) or a termination of the Employee’s employment hereunder shall be paid or provided only upon the Employee’s “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in
Section 1.409A-1(h)(1) of the Treasury Regulations.

15.	Definitions. As used herein the following terms have the following meaning:

(a) “Affiliate” means and includes any corporation or other business entity controlling, controlled by or under common control with the corporation in question.

(b) “Person” means any natural person, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

(d) “Subsidiary” means any corporation or other business entity directly or indirectly controlled by the corporation in question.

(e) “Change in Control” means the occurrence of any of the following events:

(i) Any corporation, person or other entity makes a tender or exchange offer for shares of the Company’s Common Stock pursuant to which such corporation, person or other entity acquires more than fifty (50) percent of the issued and outstanding shares of the Company’s Common Stock;

(ii) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of the Company’s assets; or

(iii) Any person within the meaning of Section 3 (a) (9) or Section 13 (d) of the Securities Exchange Act of 1934 acquires more than fifty (50) percent of the combined voting power of Company’s issued and outstanding voting securities entitled to vote in the election of the Board.

(f) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

(g) “Good Reason” means the occurrence of one or more of the following conditions arising without the Employee’s voluntary consent:

(i) any requirement that the Employee relocate to a worksite that would increase the Employee’s one-way commuting distance by more than twenty-five (25) miles, provided that the Employee gives notice to the Company within ninety (90) days of the relocation and the increase in commuting distance is not cured within thirty (30) days of such notice;

(ii) the Company’s material breach of any provision of this Agreement with the Employee, provided that the Employee gives notice to the Company within ninety (90) days of the initial occurrence of the breach and it is not cured within thirty (30) days of such notice; or

(iii) the material diminution of Employee’s roles, responsibilities, scope of authority, or level in the overall management structure or hierarchy of the Company and/or the entity resulting from a Change in Control, provided that the Employee gives notice to the Company within ninety (90) days of the initial occurrence of the material diminution, and it is not cured within thirty (30) days of such notice.

For avoidance of doubt, a “material breach of any provision of this Agreement” under clause (ii) above includes, without limitation, the Company’s failure to pay or provide salary, bonus or any other form of compensation referenced in Section 3 that is not corrected by the Company within thirty (30) days after receiving notice from the Employee, provided such notice is provided by the Employee within ninety (90) days of the initial occurrence of the breach. This definition of “Good Reason” shall be interpreted consistent with the definition of an “involuntary separation from service” under Section 1.409A-1 (n) of the Treasury Regulations.

IN WITNESS WHEREOF, the parties have executed this

Agreement as of the date first above written.

ARIAD PHARMACEUTICALS, INC.,

By	/s/ Harvey J. Berger
Harvey J. Berger, M.D.
Chairman and Chief Executive Officer

EMPLOYEE,

/s/ Hugh M. Cole

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